Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos.

333-224558 and 333-224558-01

April 8, 2020

American Water Capital Corp.

American Water Works Company, Inc.

$500,000,000 2.800% Senior Notes due 2030

$500,000,000 3.450% Senior Notes due 2050

Term Sheet

Issuer:	American Water Capital Corp.
Support Provider:	American Water Works Company, Inc.
Security:	2.800% Senior Notes due 2030 (the “2030 Notes”) 3.450% Senior Notes due 2050 (the “2050 Notes”)
Size:	$500,000,000 for the 2030 Notes $500,000,000 for the 2050 Notes
Trade Date:	April 8, 2020
Settlement Date:	April 14, 2020 (T+3)*
Maturity Date:	May 1, 2030 for the 2030 Notes May 1, 2050 for the 2050 Notes
Benchmark Treasury:	UST 1.500% due February 15, 2030 for the 2030 Notes UST 2.375% due November 15, 2049 for the 2050 Notes
Benchmark Treasury Yield:	0.747% for the 2030 Notes 1.361% for the 2050 Notes
Spread to Benchmark Treasury:	+210 bps for the 2030 Notes +210 bps for the 2050 Notes
Yield to Maturity:	2.847% for the 2030 Notes 3.461% for the 2050 Notes
Coupon:	2.800% for the 2030 Notes 3.450% for the 2050 Notes
Price to Public:	99.591% for the 2030 Notes 99.794% for the 2050 Notes
Interest Payment Dates:	2030 Notes: May 1 and November 1 of each year, beginning on November 1, 2020 2050 Notes: May 1 and November 1 of each year, beginning on November 1, 2020
Redemption Provisions:
Make-whole call:	Adjusted Treasury Rate +35 bps for the 2030 Notes Adjusted Treasury Rate +35 bps for the 2050 Notes
Par call:	On or after February 1, 2030, for the 2030 Notes On or after November 1, 2049, for the 2050 Notes

CUSIP:	2030 Notes: 03040W AW5 2050 Notes: 03040W AX3
ISIN:	2030 Notes: US03040WAW55 2050 Notes: US03040WAX39
Ratings (1):	Baa1 (stable outlook) / A (stable outlook) (Moody’s/S&P)
Joint Book-Running Managers:

BofA Securities, Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Co-Managers:	BNY Mellon Capital Markets, LLC SunTrust Robinson Humphrey, Inc. Regions Securities LLC Cabrera Capital Markets LLC Goldman Sachs & Co. LLC Loop Capital Markets LLC Morgan Stanley & Co. LLC

(1)

Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The term “Adjusted Treasury Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated April 8, 2020.

*

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the third business day following the date of the prospectus supplement, or “T+3”. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to the second business day before delivery of the notes will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Investors of the notes who wish to trade the notes on any date prior to the second business day before delivery should consult their own advisors.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Mizuho Securities USA LLC toll-free at (866) 271-7403, or RBC Capital Markets, LLC toll-free at (866) 375-6829.